Registration No. 333-

As filed with the Securities and Exchange Commission on September 25, 2019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Pennant Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-3349931
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1675 East Riverside Drive Suite 150 Eagle, Idaho	83616
(Address of principal executive offices)	(Zip code)

The Pennant Group, Inc. 2019 Omnibus Incentive Plan

The Pennant Group, Inc. 2019 Long Term Incentive Plan

Cornerstone Healthcare, Inc. 2016 Omnibus Incentive Plan

The Ensign Group, Inc. 2017 Omnibus Incentive Plan

The Ensign Group, Inc. 2007 Omnibus Incentive Plan

(Full title of the plan)

Derek J. Bunker Chief Investment Officer, Executive Vice President and Secretary The Pennant Group, Inc. 1675 East Riverside Drive Suite 150 Eagle, Idaho 83616	With a copy to: Christian O. Nagler Kirkland & Ellis LLP 601 Lexington Ave, 48th Floor New York, NY 10022 (212) 44604800
(Name and Address of agent for service)

(208) 506-6100
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, $.001 par value	5,910,000	$13.20	$78,012,000	$9,455.06
Common Stock, $.001 par value	3,090,000(4)	$6.50(5)	$20,085,000(5)	$2,434.31
Total	9,000,000		$98,097,000	$11,889.37

(1)

This Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)

This registration statement covers the following shares authorized (i) under The Pennant Group, Inc. 2019 Omnibus Incentive Plan: 5,000,000 shares of common stock, (ii) under The Pennant Group, Inc. 2019 Long Term Incentive Plan: 500,000 shares of common stock, (iii) under Cornerstone Healthcare, Inc. 2016 Omnibus Incentive Plan: 1,800,000 shares of common stock including shares subject to outstanding options, (iv) under The Ensign Group, Inc. 2017 Omnibus Incentive Plan: 500,000 shares of common stock including shares subject to outstanding options and (v) The Ensign Group, Inc. 2007 Omnibus Incentive Plan: 1,200,000 shares of common stock including shares subject to outstanding options.

(3)

The proposed offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act with respect to shares of common stock issuable pursuant to The Pennant Group, Inc. 2019 Long Term Incentive Plan, Cornerstone Healthcare, Inc. 2016 Omnibus Incentive Plan, The Ensign Group, Inc. 2017 Omnibus Incentive Plan and The Ensign Group, Inc. 2007 Omnibus Incentive Plan and are based upon the estimated book value of the common stock on October 1, 2019, the date on which substantially all of the outstanding shares of common stock are to be distributed by The Ensign Group, Inc. to its stockholders. The book value per share was calculated based on the total asset value of The Pennant Group, Inc. as of June 30, 2019, the most recent practicable date and the distribution ratio of one share of common stock for every two share of The Ensign Group, Inc. common stock, applied to the estimated number of shares of The Ensign Group, Inc. common stock outstanding as of September 20, 2019, the record date for the distribution.

(4)

Represents shares of common stock currently authorized for issuance upon the exercise of stock options that are currently outstanding under the Cornerstone Healthcare, Inc. 2016 Omnibus Incentive Plan, The Ensign Group, Inc. 2017 Omnibus Incentive Plan and The Ensign Group, Inc. 2007 Omnibus Incentive Plan.

(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act.

Explanatory Note

This registration statement covers the following shares authorized (i) under The Pennant Group, Inc. 2019 Omnibus Incentive Plan: 5,000,000 shares of common stock, (ii) under The Pennant Group, Inc. 2019 Long Term Incentive Plan: 500,000 shares of common stock, (iii) under Cornerstone Healthcare, Inc. 2016 Omnibus Incentive Plan, which will be assumed by The Pennant Group, Inc. (the “Company”): 1,800,000 shares of common stock including shares subject to outstanding options, (iv) under The Ensign Group, Inc. 2017 Omnibus Incentive Plan 500,000 shares of common stock including shares subject to outstanding options and (v) The Ensign Group, Inc. 2007 Omnibus Incentive Plan, 1,200,000 shares of common stock including shares subject to outstanding options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*

The documents containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b) (1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this registration statement the following documents, which have been filed with the Commission: the registration statement on Form 10 (File No. 001-38900), filed by the Registrant with the Commission on May 6, 2019, as amended by Amendment No. 1, filed on July 3, 2019, Amendment No. 2 filed on August 19, 2019 and Amendment No. 3 filed on September 3, 2019 including the description of the Registrant’s common stock contained therein, and any amendment or report filed for the purpose of updating such description;

The Registrant also incorporates by reference filings with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are filed with the Commission after the date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law and require us to advance litigation expenses upon our receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. Our bylaws further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors, insurance policy or otherwise.

Our amended and restated certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by law. Our amended and restated certificate of incorporation also provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in our amended and restated certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director is subject to liability for breach of the director’s duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. Our amended and restated certificate of incorporation further provides that we are authorized to indemnify our directors and officers to the fullest extent permitted by law through the bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.

We have entered into agreements to indemnify our directors, officers and other key employees in addition to the indemnification provided for in our amended and restated certificate of incorporation and bylaws. These agreements, among other things, indemnify these persons for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer or as a director or officer of any of our subsidiaries, or as a director or officer of any other company or enterprise that the person provides services to at our request.

We maintain directors’ and officers’ liability insurance for our officers and directors.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit No.	Description	Where Located

4.1	Form of Amended and Restated Certificate of Incorporation of The Pennant Group, Inc.	Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-12B/A filed on September 3, 2019

4.2	Form of Amended and Restated Bylaws of The Ensign Group, Inc.	Incorporated by reference to Exhibit 3.2 the Registrant’s Form 10-12B/A filed on September 3, 2019

4.3	Form of The Pennant Group, Inc. 2019 Omnibus Incentive Plan	Incorporated by reference to Exhibit 10.5 to the Registrant’s Form 10-12B/A filed on September 3, 2019

4.4	Form of The Pennant Group, Inc. 2019 Long Term Incentive Plan	Incorporated by reference to Exhibit 10.9 the Registrant’s Form 10-12B/A filed on September 3, 2019

4.5	Cornerstone Healthcare, Inc. 2016 Omnibus Incentive Plan	Incorporated by reference to Exhibit 10.13 the Registrant’s Form 10-12B/A filed on September 3, 2019

4.6	The Ensign Group, Inc. 2017 Omnibus Incentive Plan	Incorporated by reference to Exhibit 10.14 the Registrant’s Form 10-12B/A filed on September 3, 2019

Exhibit No.	Description	Where Located

4.7	The Ensign Group, Inc. 2007 Omnibus Incentive Plan	Filed herewith

5.1	Opinion of Kirkland & Ellis LLP	Filed herewith

23.1	Consent of Deloitte & Touche LLP for the New Ventures business of The Ensign Group, Inc.	Filed herewith

23.2	Consent of Deloitte & Touche LLP for The Pennant Group, Inc.	Filed herewith

23.3	Consent of Kirkland & Ellis LLP	Contained in Exhibit 5.1 to this registration statement

24.1	Power of Attorney	Included in the signature page to this registration statement

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eagle, State of Idaho on September 25, 2019.

THE PENNANT GROUP, INC.

By:	/s/ Daniel H Walker
Daniel H Walker
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each of the undersigned officers and directors does hereby constitute and appoint Jennifer L. Freeman and Daniel H Walker, and each of them, or their substitute or substitutes, as his or her true and lawful attorneys-in-fact and agents, with full power and authority to do any and all acts and things and to execute and file or cause to be filed any and all instruments, documents or exhibits which said attorneys and agents, or either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this registration statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments, both pre-effective and post-effective, and supplements to this registration statement and to any and all instruments, documents or exhibits filed as part of or in conjunction with this registration statement or amendments or supplements thereof, with the powers of substitution and revocation, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, or their substitute or substitutes, shall lawfully do or cause to be done by virtue hereof. In witness whereof, each of the undersigned has executed this Power of Attorney as of the dates indicated below.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Daniel H Walker Daniel H Walker	Chairman, Chief Executive Officer, President and Director (principal executive officer)	September 25, 2019

/s/ Jennifer L. Freeman Jennifer L. Freeman	Chief Financial Officer (principal financial and accounting officer)	September 25, 2019

/s/ Scott E. Lamb Scott E. Lamb	Director	September 25, 2019